Exhibit 2


                      CERTIFICATE OF THE DESIGNATIONS,
                       POWERS, PREFERENCES AND RIGHTS
                                     OF
                    SERIES A CONVERTIBLE PREFERRED STOCK
                                     OF
                       iBEAM BROADCASTING CORPORATION


                      (Pursuant to Section 151 of the
                     Delaware General Corporation Law)


         iBEAM BROADCASTING CORPORATION, a Delaware corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), of the Company authorized in Article Fourth of the Certificate of Incorporation, a series of the Preferred Stock consisting of 3,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1.        Designation of Amount.

         The shares of Preferred Stock created hereby shall be designated the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 3,000,000.

Section 2.        Ranking; Term.

         (a) The Series A Preferred Stock shall, with respect to dividend rights and rights to distributions upon the liquidation, winding-up or dissolution of the Company, rank senior to all classes of common stock, par value $0.0001 per share, of the Company (the "Common Stock") and to each other class or series of capital stock or other equity securities of the Company authorized, issued or otherwise established; provided, however, that the authorization, issuance or establishment of a series of Preferred Stock the terms of which rank senior to or on a parity with the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Company may be approved in accordance with the provisions of Section 9(b) hereof.

         (b) The Series A Preferred Stock shall be perpetual and may not be redeemed, purchased, retired or otherwise acquired by the Company unless such redemption, purchase, retirement or other acquisition by the Company is expressly authorized herein and consummated in accordance with the provisions specified herein; provided, however, that the Company may, with the written consent of a holder of outstanding shares of Series A Preferred Stock, redeem, purchase, retire or otherwise acquire any or all of the outstanding shares of Series A Preferred Stock held by such holder at a price per share not less than the Liquidation Preference (as hereinafter defined) thereof as of the intended date of redemption, purchase, retirement or other acquisition.

Section 3.        Dividends.

         (a) The holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefore, cumulative preferential dividends, accruing on a daily basis from the original date of issuance of the Series A Preferred Stock (the "Issue Date"), at the Dividend Rate (as hereinafter defined) of the Liquidation Preference (as hereinafter defined) per share of Series A Preferred Stock, payable quarterly on each April 15, July 15, October 15 and January 15, to the holders of Series A Preferred Stock of record as of the preceding March 31, June 30, September 30 and December 31, as the case may be; provided, however, that if any such Dividend Payment Date is not a Business Day then such dividend shall be payable on the next Business Day. The dividends provided for in this Section 3(a) are hereinafter referred to as "Base Dividends." For purposes hereof, "Business Day" means any day other then a Saturday, Sunday or day on which banking institutions in the State of New York or the State of California are authorized or required to remain closed. "Dividend Rate" means 10% per annum. Dividends shall be payable at the Dividend Rate in cash. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 3 shall be made pro rata among the holders of Series A Preferred Stock based upon the aggregate accrued but unpaid Base Dividends on the shares held by each such holder. The first dividend payment shall be payable on October 15, 2001 with respect to the period from the Issue Date to September 30, 2001. The amount of Base Dividends per share of Series A Preferred Stock for any full quarterly dividend period shall be computed by multiplying the applicable Dividend Rate by the Liquidation Preference per share and dividing the result by four. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

         (b) To the extent not paid pursuant to Section 3(a) above, Base Dividends shall accumulate, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. For all purposes hereunder, dividends on the Series A Preferred Stock shall be treated as if the same were paid on the relevant Dividend Payment Date, whether or not the same were in fact so paid or declared.

         (c) In the case of shares of Series A Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series A Preferred Stock issued as a dividend on shares of Series A Preferred Stock, dividends shall accrue and be cumulative from the Dividend Payment Date in respect of which such shares were issued or were scheduled to be paid pursuant to Section 3(a) hereof as a dividend.

         (d) Each fractional share of Series A Preferred Stock outstanding (or treated as outstanding pursuant to Section 3(b) hereof) shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding or due to be issued and outstanding share of Series A Preferred Stock pursuant to Section 3(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 3(a) with respect to dividends on each outstanding or due to be issued and outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or due to be issued and outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding share of Series A Preferred Stock.

         (e) Accrued but unpaid dividends with respect to the Series A Preferred Stock for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record of Series A Preferred Stock on the books of the Company on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.

         (f) If Base Dividends have not been paid in full and sums have not been set apart in trust for the payment thereof upon the shares of Series A Preferred Stock and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series A Preferred Stock ("Parity Dividend Stock"), all dividends declared upon shares of Series A Preferred Stock and upon all Parity Dividend Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such Parity Dividend Stock shall bear to each other the same ratio that unpaid dividends per share, including dividends in arrears, if any, on the shares of Series A Preferred Stock and such other shares of Parity Dividend Stock, bear to each other. Unless and until full Base Dividends on the shares of Series A Preferred Stock in respect of all past quarterly dividend periods have been paid, and sums representing the full amount of Base Dividends on the shares of Series A Preferred Stock in respect of the then current quarterly dividend period are paid or shall have been or are contemporaneously set aside in trust for the payment thereof, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company (other than in shares of, or warrants or rights to acquire, solely capital stock of the Company ranking junior to the Series A Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company ("Junior Stock"), which Junior Stock shall include, without limitation, the Common Stock) and (ii) no shares of capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary (except by conversion into or exchange solely for shares of Junior Stock). For purposes hereof, a "Subsidiary" shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company or
(ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

         (g) In addition to Base Dividends, in the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, subject to the provisions of Section 3(h) hereof, the holders of the Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the "Additional Dividends") an amount (whether in the form of cash, securities or other property) per share of Series A Preferred Stock, as if the Series A Preferred Stock had been converted into shares of Common Stock as of the date immediately prior to the date for determining the holders of Common Stock entitled to receive such dividend or distribution, equal to the amount (and in the form) of the dividends declared or paid or distribution made on or with respect to each share of Common Stock, such Additional Dividends to be payable on the same payment date as the dividend on the Common Stock established by the Board of Directors. The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividends shall be payable to the persons in whose name the Series A Preferred Stock is registered at the close of business on the applicable record date.

         (h) No dividend shall be paid or declared on any share of Common Stock unless (i) a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth in paragraph
(g) above, (ii) full Base Dividends on the shares of Series A Preferred Stock in respect of all past quarterly dividend periods have been paid, and sums representing the full amount of Base Dividends on the shares of Series A Preferred Stock in respect of the then current quarterly dividend period are paid or shall have been or are contemporaneously set aside in trust for the payment thereof, and (iii) full Additional Dividends on the shares of Series A Preferred Stock in respect of all past declared dividends on the Common Stock have been paid. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock or other Junior Stock, whether or not paid out of capital, surplus or earnings; provided, that the holders of the Series A Preferred Stock shall not be entitled to receive dividends pari passu with the Common Stock to the extent that (i) the holders of the Common Stock receive dividends of additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion thereof) and (ii) the provisions of Section 10(d)(4) shall apply.

Section 4.        Liquidation Preference.

         In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to the greater of (i) $16.66 per share of Series A Preferred Stock plus the amount of any accrued and unpaid Base Dividends as of such date and any declared but unpaid Additional Dividends as of such date (the "Liquidation Preference") and (ii) the amount per share of Series A Preferred Stock that the holders of Series A Preferred Stock would have received had such holders converted the shares of Series A Preferred Stock into Common Stock immediately prior to such Liquidation. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. Following payment to the holders of the Series A Preferred Stock of the full preferential amounts described in the first sentence of this Section 4, the remaining assets (if any) of the Company available for distribution to stockholders of the Company shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon Liquidation, pro rata among the holders of the Common Stock and any other shares of capital stock of the Company ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation the assets available for payment of the full preferential amounts described in the first sentence of this Section 4 are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in the first sentence of this Section 4, then all the remaining available assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of then outstanding shares of Series A Preferred Stock held by each holder thereof.

Section 5.        Mandatory Redemption.

         On July 9, 2011 (the "Final Redemption Date"), the Company shall redeem for cash all shares of Series A Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof as of the Final Redemption Date (the "Final Redemption Price"). Not more than sixty (60) nor less than thirty (30) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series A Preferred Stock, at such holder's address, as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the date that is the Final Redemption Date, the Final Redemption Price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price in the manner set forth in the notice. If, on the Final Redemption Date, funds in cash in an amount sufficient to pay the aggregate Final Redemption Price for all outstanding shares of Series A Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such Final Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate. If at the Final Redemption Date, the Company does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series A Preferred Stock, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series A Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series A Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series A Preferred Stock.

Section 6.        Change of Control Redemption.

         (a) A Liquidation shall be deemed to have occurred upon the occurrence of any of the following events:

               (i) the acquisition by any individual, entity or group (a "Person"), other than Williams Communications, LLC, a Delaware limited liability company, or its affiliates (collectively, "Williams"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

               (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the members of the Board of Directors (together with any new members of the Board of Directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 60% of the members of the full Board of Directors then still in office who were either directors at the beginning of such two-year period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

               (iii) the consummation of a reorganization, recapitalization, merger or consolidation or similar transaction involving the Company (each, a "Corporate Transaction"), in each case pursuant to which the individuals or entities who were the respective beneficial owners of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction do not or will not beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction or the ultimate parent of such corporation or other entity; or

               (iv) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions (each of the transactions or series of transactions described in Sections 6(a)(i) through (iv) is referred to as a "Fundamental Transaction").

         (b) The Company shall give each holder of record of Series A Preferred Stock written notice, at such holder's address as it shall appear upon the stock register of the Company on such date, of such impending Fundamental Transaction not later than (x) twenty (20) days prior to the stockholders' meeting (if any) called to approve such transaction, or (y) twenty (20) days prior to the intended date of consummation of such transaction (or as soon as practicable after the Company has knowledge of the Fundamental Transaction if later than 20 days prior to the intended date of consummation of the Fundamental Transaction), whichever is earlier, and shall also notify such holders in writing of the consummation of such transaction within three (3) days after consummation of the transaction. The first of such notices shall describe (i) the material terms and conditions of the impending Fundamental Transaction, (ii) that the Company shall be obligated to redeem (the "Change of Control Redemption") all outstanding shares of the Series A Preferred Stock at a redemption price equal to the Liquidation Preference thereof as of the date of consummation of such transaction, and (iii) the procedure the holders must follow in surrendering their shares of Series A Preferred Stock for redemption. The Company shall also provide prompt written notices to the holders of Series A Preferred Stock of any material modifications to the terms of the Fundamental Transaction or termination of the Fundamental Transaction.

         (c) Beginning on the second Business Day after consummation of the Fundamental Transaction and upon proper surrender to the Company (or an agent designated by the Company for such purpose) of shares of Series A Preferred Stock, the Company shall redeem all shares of Series A Preferred Stock properly surrendered in connection with the Change of Control Redemption and shall cause payment to be made on such day (the "Change of Control Payment Date") in cash for such shares of Series A Preferred Stock.

Section 7.        Optional Redemption by Company.

         (a) At any time after July 9, 2006, the Company may, in accordance with the provisions of Section 7(b) hereof, redeem all or any part of the then outstanding shares of Series A Preferred Stock for cash at a redemption price equal to the Liquidation Preference thereof as of such date.

         (b) In order to exercise its right of optional redemption, the Company shall, not more than ninety (90) nor less than sixty (60) days prior to the redemption date, give to each holder of record of the Series A Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date, notice by first class mail, postage prepaid. Each such notice of redemption shall be irrevocable and shall specify the date that is the redemption date (the "Optional Redemption Date"), the redemption price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed.

         (c) The holders of the Series A Preferred Stock shall retain their right to convert such shares pursuant to Section 10 hereof until the close of business on the last Business Day preceding the Optional Redemption Date.

Section 8.        Restricted Payments; Status of Redeemed Shares.

         (a) After the Optional Redemption Date, Change of Control Payment Date or Final Redemption Date, unless and until the full redemption price for the shares of Series A Preferred Stock to be redeemed has been paid to, or set aside in trust with a bank or trust company, (i) no dividends or other distribution shall be paid or declared or set aside for payment on any capital stock or other securities of the Company or any Subsidiary (other than dividends payable in Common Stock or Common Stock Equivalents), and (ii) no shares of capital stock or other securities of the Company or any Subsidiary shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary.

         (b) Any shares of Series A Preferred Stock which shall at any time have been redeemed pursuant to Sections 5, 6 or 7 hereof shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 9.        Voting Rights.

         (a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series A Preferred Stock:

               (i) shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

               (ii) shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

               (iii) shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and By-laws of the Company.

         For purposes of the voting rights set forth in this Section 9(a), each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series A Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

         (b) So long as any shares of Series A Preferred Stock remain outstanding and Williams Communications, LLC together with its affiliates beneficially own at least 40% of Williams Communications, LLC's original investment in the Series A Preferred Stock (either in the form of Series A Preferred Stock, the Common Stock issuable upon conversion thereof, or a combination thereof), the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, (i) amend, alter, repeal or waive, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation or By-laws of the Company (including the adoption of a new provision thereof) if such amendment, alteration or repeal would adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock or (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock or other security ranking either as to payment of dividends or distribution of assets upon Liquidation (x) prior to the Series A Preferred Stock, or (y) on a parity with the Series A Preferred Stock, or (z) junior to the Series A Preferred Stock, if such junior securities may be redeemed in any circumstance on or prior to the Final Redemption Date. The vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of this Certificate of Designation, in addition to any other vote of stockholders required by law.

Section 10.       Conversion Rights.

         (a) General. Subject to and upon compliance with the provisions of this Section 10, the holders of the shares of Series A Preferred Stock shall be entitled, at their option, at any time to convert all or any such shares of Series A Preferred Stock into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100,000th of a share) of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (x) the Liquidation Preference of such Series A Preferred Stock as of the Conversion Date (as hereinafter defined) by (y) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 10).

         (b) Conversion Price. The conversion price (the "Conversion Price") shall initially be $0.1666, subject to adjustment from time to time in accordance with Section 10(d).

         (c) Fractions of Shares. Unless the holder of shares of Series A Preferred Stock being converted specifies otherwise, the Company shall issue fractional shares of Common Stock (carried out to seven decimal places) upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value (as hereinafter defined) of one share of Common Stock on the Conversion Date.

         (d) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

               (1) Upon Issuance of Common Stock. If the Company shall, at any time or from time to time after the Issue Date, issue any shares of Common Stock (other than an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which the adjustment provided for in Section 10(d)(4) applies), options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock (as hereinafter defined)) without consideration or for consideration per share less than either (x) the Conversion Price in effect immediately prior to such issuance or (y) the Fair Market Value per share of Common Stock immediately prior to such issuance, then such Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

               (a) the Conversion Price in effect immediately prior to the issuance of such Common Stock, options, rights or securities by

               (b) a fraction of which (x) the denominator shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance and (y) the numerator shall be the sum of (i) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance and (ii) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the greater of the Conversion Price or Fair Market Value per share of Common Stock.

         For purposes of this Section 10(d), "fully diluted basis" shall be determined in accordance with the treasury stock method of computing fully diluted earnings per share in accordance with GAAP.

               (2) For the purposes of any adjustment of a Conversion Price pursuant to paragraph (1) of this Section 10(d), the following provisions shall be applicable:

                           (i) In the case of the issuance of Common Stock
               for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

                           (ii) In the case of the issuance of Common Stock
               for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

                           (iii) In the case of the issuance of options to
               purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):

                           (a) The aggregate maximum number of shares of
               Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (i) and (ii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                           (b) The aggregate maximum number of shares of
               Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (i) and (ii) above);

                           (c) On any change in the number of shares or
               exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, including a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been in effect at such time if such options, rights or securities still outstanding had provided for such changed number of underlying shares or changed exercise price, as the case may be, at the time initially granted, issued or sold; and

                           (d) No further adjustment of the Conversion
               Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                           (e) Upon the expiration of any such options or
               rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or adjusted by reason of such options, rights or securities or options or rights related to such securities, shall be readjusted to reflect the issuance of only the number of shares of Common Stock (and convertible and exchangeable securities which remain outstanding) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (3) Upon Acquisition of Common Stock. If the Company or any Subsidiary shall, at any time or from time to time after the Issue Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock (other than shares of Series A Preferred Stock that are redeemed according to their terms), or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share greater than the Fair Market Value (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) per share of Common Stock immediately prior to such event, then the Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

               (a) the Conversion Price in effect immediately prior to such event by

               (b) a fraction of which (x) the denominator shall be the Fair Market Value per share of Common Stock immediately prior to such event and (y) the numerator shall be the result of dividing:

                                 a) (1) the product of (A) the number of
                           shares of Common Stock outstanding on a
                           fully-diluted basis and (B) the Fair Market
                           Value per share of Common Stock, in each case immediately prior to such event, minus (2) the aggregate consideration paid by the Company in such event (plus, in the case of such options, rights, or convertible or exchangeable securities, the aggregate additional consideration to be paid by the Company upon exercise, conversion or exchange), by

                                 b) the number of shares of Common Stock
                           outstanding on a fully-diluted basis immediately after such event.

               (4) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (5) Upon Combinations. If, at any time after the Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (6) Upon Reclassifications, Reorganizations, Consolidations or Mergers. Subject to the provisions of Section 6 hereof, in the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers. Subject to the provisions of Section 6, the Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

               (7) Deferral in Certain Circumstances. In any case in which the provisions of this Section 10(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event:

                           (i) issuing to the holder of any Series A
               Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and

                           (ii) paying to such holder any amount in cash in
               lieu of fractional share of capital stock pursuant to
               Section 10(c) above;

         provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash.

               (8) Exceptions. Section 10(d) shall not apply to: (i) any issuance of Common Stock upon exercise of any warrants or options awarded to employees or directors of the Company, which options or warrants are outstanding on the Issue Date, pursuant to stock option plans of the Company in existence on the Issue Date and pursuant to terms in effect on the Issue Date, without giving effect to any amendment, alteration or modification thereof effected after the Issue Date, (ii) any issuance of securities by the Company in underwritten public offerings, (iii) any issuance of Common Stock upon conversion of the Series A Preferred Stock,
         (iv) the issuance of shares of Common Stock or Preferred Stock issuable upon the exercise of warrants to purchase such securities outstanding on the Issue Date, (v) the issuance of shares of Common Stock issued or issuable after due authorization of such issuance by the affirmative vote of at least two-thirds of the then outstanding shares of Series A Preferred Stock, provided that the shares of Common Stock are issued pursuant to the terms authorized by such stockholder approval, or (vi) the issuance of shares of Common Stock pursuant to the Company's 2000 Employee Stock Purchase Plan, in accordance with the terms of such plan as in effect on the Issue Date and without giving effect to any amendment, alteration or repeal of any of the terms of such plan or any increase in the number of shares of Common Stock reserved for issuance under such plan (collectively, the "Excluded Stock"). Notwithstanding the foregoing, in the case of shares of Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the last Business Day preceding any redemption date unless the Company defaults in making the payment due upon redemption.

         (e) Exercise of Conversion Privilege.

                           (i) To convert shares of Series A Preferred
                  Stock, a holder must (A) surrender the certificate or certificates evidencing such holder's shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company and (B) notify the Company at such office that such holder elects to convert shares of Series A Preferred Stock and the number of shares such holder wishes to convert. Such notice (the "Conversion Notice") referred to in clause (B) above shall be delivered substantially in the following form:


                    "NOTICE TO EXERCISE CONVERSION RIGHT

         The undersigned, being a holder of the Series A Convertible Preferred Stock of iBeam Broadcasting Corporation irrevocably exercises the right to convert ____________ outstanding shares of Series A Convertible Preferred Stock on ___________, ____, into shares of Common Stock of iBeam Broadcasting Corporation, in accordance with the terms of the shares of Series A Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated:   [At least one Business Day prior to the date fixed for conversion]

Fill in for registration of
shares of Common Stock
if to be issued otherwise
than to the registered holder:


Name


Address



Please print name and                                (Signature)
address, including postal
code number


Denominations:_________"

                           (ii) Series A Preferred Stock shall be deemed to
                  have been converted immediately prior to the close of business on the day (the "Conversion Date") of surrender of such shares of Series A Preferred Stock for conversion in accordance with the foregoing provisions and at such time the rights of the holders of such shares of Series A Preferred Stock as holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series A Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 10(c).

                           (iii) In the case of any certificate evidencing
                  shares of Series A Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series A Preferred Stock equal to the unconverted portion of such certificate.

         (f) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided: (i) the Company shall compute the adjusted Conversion Price in accordance with Section 10(d) and shall prepare a certificate signed by the Treasurer or Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose or conversion of shares of Series A Preferred Stock; and (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to all holders at their last addresses as they shall appear in the stock register.

         (g) Notice of Certain Corporate Action. In case: (i) the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class; or (ii) of any reclassification of the Common Stock, or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or (iv) the Company or any Subsidiary shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor); then the Company shall cause to be filed at each office or agency maintained for such purpose, and shall cause to be mailed to all holders at their last addresses as they shall appear in the stock register, at least 30 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of the amendment thereto). Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Stock. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (iv) of this Section 10(g).

         (h) Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

         Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock or that would cause the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock to exceed (when taken together with all other outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue the full number of fully paid and non-assessable shares of Common Stock issuable upon conversion at such adjusted conversion price.

         (i) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

         (j) Cancellation of Converted Series A Preferred Stock. All Series A Preferred Stock delivered for conversion shall be delivered to the Company to be cancelled and shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series.

         (k) Certain Definitions. The following terms shall have the following respective meanings herein:

                  "Fair Market Value" means, as to any security, the Twenty Day Average of the average closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's-length transactions). If at any time such security is not listed on any domestic securities exchange or quoted on the NASDAQ Stock Market or the domestic over-the-counter market, the "Fair Market Value" of such security shall be determined in good faith jointly by the Board of Directors and Williams Communications, LLC; provided, that if the Board of Directors and Williams Communications, LLC are not able to mutually agree on the fair market value of such security, Williams Communications, LLC and the Board of Directors shall select an investment banking firm of national standing in the United States to determine such fair market value in as prompt a manner as practicable; provided, further, that if the Board of Directors and Williams Communications, LLC are not able to mutually agree on such investment banking firm, each of Williams Communications, LLC and the Board of Directors shall select an investment banking firm of national standing in the United States, which two investment banking firms shall mutually select a third investment banking firm to determine such fair market value in as prompt a manner as practicable.

                  "Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

Section 11.       Dividend Received Deduction.

         For federal income tax purposes, the Company shall report distributions on the Series A Preferred Stock as dividends, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes).

Section 12.       Preemptive Rights.

         The holders of Series A Preferred Stock shall have the preemptive rights set forth in Section 6.1 of the Stockholders Agreement, dated as of July 10, 2001, by and among the Company, Williams Communications, LLC and the other parties thereto, as such agreement may be amended from time to time.


         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Peter Desnoes, its President and Chief Executive Officer, this 9th day of July, 2001.


                                  By: /s/ Peter Desnoes
                                      ---------------------------
                                     Name:  Peter Desnoes
                                     Title: President and Chief Executive
                                            Officer